CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Compass EMP Funds Trust. Such references appear in the Prospectus of Compass EMP Conservative Volatility Weighted Fund, Compass EMP Balanced Volatility Weighted Fund, and Compass EMP Growth Volatility Weighted Fund and the Statement of Additional Information under the heading “Independent Registered Public Accounting Firm.”

BBD, LLP

Philadelphia, Pennsylvania

April 2, 2013